EXHIBIT 99.1

LOOP INDUSTRIES REPORTS FIRST QUARTER FISCAL 2024 RESULTS

•	LOOP AND SK GEO CENTRIC (“SKGC”) SIGN JOINT VENTURE AGREEMENT TO BUILD INFINITE LOOP™ MANUFACTURING FACILITIES THROUGHOUT ASIA
•	LOOP AND GARNIER LAUNCH MICELLAR CLEANSING WATER BOTTLE PRODUCED UTILIZING LOOP’S TECHNOLOGY
•	ON AG SIGNS LETTER OF INTENT (“LOI”) TO SECURE VOLUMES FROM PLANNED ULSAN, SOUTH KOREA MANUFACTURING FACILITY

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 9:30 AM ET ON JULY 13, 2023

MONTREAL, QC/ACCESSWIRE/July 12, 2023 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), a clean technology company on a mission to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today provided an update on its activities and reported its consolidated financial results for the first quarter for fiscal year 2024.

Significant Milestones

1. Global Commercialization Update – Asia

On April 27th, 2023, Loop and its strategic partner, SKGC, signed a joint venture agreement to build Infinite Loop™ facilities in the Asian market. The two partners aim to build four commercial manufacturing facilities throughout Asia by 2030. Construction of the first planned Asian manufacturing facility, situated in Ulsan, South Korea, is expected to commence in 2023 and reach completion by the end of 2025.

2. Loop x Garnier Micellar Cleansing Water Bottle Launch

On April 19th, 2023, Loop and Garnier, a beauty brand owned by L’Oréal, announced the launch of Garnier’s Micellar Cleansing Water in a 100% upcycled bottle produced with Loop™ PET resin. The product was launched and sold in the US at Ulta stores and online in April 2023.

3. Customer Letter of Intent

Loop announced on May 15th, 2023, that On AG, a sportswear brand and a subsidiary of On Holding AG, signed an LOI to secure volumes of 100% recycled virgin quality Loop™ PET resin from the planned Asian Infinite Loop™ manufacturing facility in Ulsan, South Korea.

4. Cost reductions

Following the cost reduction measures that Loop announced on December 22nd, 2022, the Company has made significant progress in streamlining operations at its Terrebonne, Quebec, production facility. Excluding a milestone stock-based compensation expense recorded in the quarter ended May 31, 2022 in the amount of $7.74 million, Loop has reduced net overall costs by approximately 30% and has enabled greater alignment of resources at the facility.

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CEO Comment

Daniel Solomita, Founder and CEO of Loop Industries, commented on the recent updates, saying: “The signing of the joint venture agreement with SKGC in the first quarter marks the next phase in our strategic partnership with them, as we progress towards breaking ground later this year on our Infinite Loop manufacturing facility in Ulsan, South Korea. We are very excited to expand our technology into the Asian market to support our global brand customers by supplying them with Loop branded PET resin and polyester made from 100% recycled content. The Ulsan facility is the first of many planned Infinite Loop manufacturing facilities in partnership with SKGC. Through this partnership, Loop benefits from SKGC’s vast operational, financial and construction resources. Loop is also collaborating closely with its partners, SKGC and SUEZ, on our expansion into the European market with our planned Infinite Loop France facility in Saint-Avold, France. Consumer demand for our product is very strong as we continue to supply high quality PET resin from our Terrebonne, Quebec, manufacturing facility to global brand companies from multiple sectors including consumer packaging, fashion and textiles, automotive and the toy industry.”

Corporate Update Call

Senior Management of Loop, will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below. Slides supporting Senior Management’s remarks will be available via the Investors section of Loop’s website at http://loopindustries.com/en/investors/overview.

Date: Thursday, July 13, 2023

Time: 9:30 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Access Code: 189676

OR

Registration Link: https://www.netroadshow.com/events/login?show=8e3c6216&confId=53264

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

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Q1 2024 Financial Results

The following table summarizes our operating results for the three-month periods ended May 31, 2023 and 2022, in thousands of U.S. Dollars.

	Three months ended May 31,
	2023	2022	Change
Revenue from contracts with customers	$27	$-	$27

Expenses
Research and development
Machinery and equipment expenditures	1,236	1,890	(654)
External engineering	1,155	1,596	(441)
Employee compensation	1,286	1,891	(605)
Stock-based compensation	160	396	(236)
Plant and laboratory operating expenses	469	866	(397)
Other	184	161	23
Total research and development	4,490	6,800	(2,310)

General and administrative
Professional fees	619	799	(180)
Employee compensation	637	715	(78)
Stock-based compensation	196	8,070	(7,874)
Insurance	703	1,103	(400)
Other	310	350	(40)
Total general and administrative	2,465	11,037	(8,572)

Depreciation and amortization	133	139	(6)
Interest and other financial expenses	54	41	13
Interest income	(99)	(13)	(86)
Foreign exchange loss	(15)	2	(17)
Total expenses	7,028	18,006	(10,978)
Net loss	$(7,001)	$(18,006)	$11,005

First Quarter Ended May 31, 2023

Revenues

Revenues for the three-month period ended May 31, 2023 were $27. For the same period in 2022, there were no revenues. The revenues resulted from the delivery of initial volumes to customers of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility.

Research and Development

Research and development expense for the three-month period ended May 31, 2023 decreased $2,310 to $4,490, as compared to $6,800 for the same period in 2022. The decrease was primarily attributable to a $654 decrease in purchases of machinery and equipment used at the Terrebonne Facility, a $605 decrease in employee compensation expenses, a $441 decrease in external engineering costs for design work for our Infinite Loop™ manufacturing process, a $397 decrease in plant and laboratory expenses to operate our Terrebonne Facility, and a $236 decrease in stock-based compensation expenses.

General and administrative expenses

General and administrative expenses for the three-month period ended May 31, 2023 decreased $8,572 to $2,465, as compared to $11,037 for the same period in 2022. The decrease was primarily attributable to a $7,874 decrease in stock-based compensation which is mainly attributable to a $7,740 expense recorded in relation to the achievement of a performance milestone for 1,000,000 RSUs in the three-month period ended May 31, 2022, and a $400 decrease in insurance costs.

Net Loss

The net loss for the three-month period ended May 31, 2023 decreased $11,005 to $7,001, as compared to $18,006 for the same period in 2022. The decrease is primarily due to the decrease in general and administrative expenses of $8,572, and the $2,310 decrease in research and development expenses.

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Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands of U.S. dollars, except per share data)	Three Months Ended
	May 31, 2023	May 31, 2022
Revenue from contracts with customers	$27	$-

Expenses :
Research and development	4,490	6,800
General and administrative	2,465	11,037
Depreciation and amortization	133	139
Total expenses	7,088	17,976

Other (income) loss :
Interest and other financial expenses	54	41
Interest income	(99)	(13)
Foreign exchange (gain) loss	(15)	2
Total other (income) loss	(60)	30
Net loss	(7,001)	(18,006)

Other comprehensive loss -
Foreign currency translation adjustment	20	(5)
Comprehensive loss	$(6,981)	$(18,011)
Net loss per share
Basic and diluted	$(0.15)	$(0.38)
Weighted average common shares outstanding
Basic and diluted	47,516,104	47,400,571

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Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except per share data)	As at
	May 31, 2023	February 28, 2023

Assets
Current assets
Cash and cash equivalents	$21,970	$29,591
Restricted cash	1,000	1,000
Sales tax, tax credits and other receivables	1,158	1,075
Inventories	871	727
Deposits on machinery and equipment	5,430	3,395
Prepaid expenses and other deposits	710	636
Total current assets	31,139	36,424
Investment in joint venture	381	381
Property, plant and equipment, net	2,446	2,545
Intangible assets, net	1,278	1,210
Total assets	$35,244	$40,560

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$3,828	$2,510
Customer deposits	1,000	1,012
Current portion of long-term debt	208	62
Total current liabilities	5,036	3,584
Long-term debt	3,098	3,240
Total liabilities	8,134	6,824

Stockholders’ Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 47,521,187 shares issued and outstanding (February 28, 2023 – 47,469,224)	5	5
Additional paid-in capital	170,725	170,370
Additional paid-in capital – Warrants	20,385	20,385
Accumulated deficit	(162,884)	(155,883)
Accumulated other comprehensive loss	(1,121)	(1,141)
Total stockholders’ equity	27,110	33,736
Total liabilities and stockholders’ equity	$35,244	$40,560

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Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands of U.S. dollars)	Three Months Ended May 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(7,001)	$(18,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	133	139
Stock-based compensation expense	355	8,466
Accretion and accrued interest expenses	17	40
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	(83)	594
Inventories	(144)	-
Prepaid expenses	(90)	(870)
Accounts payable and accrued liabilities	1,321	(2,012)
Customer deposits	(12)	-
Net cash used in operating activities	(5,504)	(11,649)

Cash Flows from Investing Activities
Deposits on machinery and equipment	(2,023)	73
Additions to intangible assets	(99)	(69)
Net cash used in investing activities	(2,122)	4

Cash Flows from Financing Activities
Repayment of long-term debt	(16)	-
Net cash (used) provided by financing activities	(16)	-

Effect of exchange rate changes	21	(15)
Net decrease in cash	(7,621)	(11,660)
Cash, cash equivalents and restricted cash, beginning of period	30,591	44,061
Cash, cash equivalents and restricted cash, end of period	$22,970	$32,401

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$21	$-
Interest received	$99	$13

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ PET plastic and polyester fiber can be recycled infinitely without degradation of quality, successfully closing the plastic loop. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about Loop’s market opportunity, its strategies, ability to improve and expand its capabilities, competition, expected activities and expenditures as Loop pursues its business plan, the adequacy of its available cash resources, regulatory compliance, plans for future growth and future operations, the size of Loop’s addressable market, market trends, and the effectiveness of Loop’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) engineering, contracting, and building our manufacturing facilities, (vii) our ability to scale, manufacture, and sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (x) disease epidemics and other health-related concerns and crises, which could result in reduced access to capital markets, supply chain disruptions and scrutiny, embargoing of goods produced in affected areas, government-imposed mandatory business closures and any resulting furloughs of our employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, or market or other changes that could result in non-cash impairments of our intangible assets, and property, plant and equipment, (xi) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates,  (xii) the outcome of any SEC investigations or class action litigation filed against us, (xiii) our ability to hire and/or retain qualified employees and consultants, (xiv) other events or circumstances over which we have little or no control, and (xv) other factors discussed in Loop’s subsequent filings with the Securities and Exchange Commission (“SEC”). More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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For More Information:

Investor Relations:

Kevin C. O’Dowd, VP Communications & Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Media Inquiries:

Andrea Kostiuk, VP Marketing & Communications

Loop Industries, Inc.

+1 (450) 951-8555

akostiuk@loopindustries.com

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